Filed pursuant to Rule 433

Registration No.: 333-183569

$800mm Nissan Auto Receivables 2013-C Owner Trust

Joint Leads: BofAML, Citi, Mizuho                 Co-Mgrs: BTMU, SCOTIA, SMBC, SG

CL	$SIZE(MM)	WAL	PWIN	EXP	LGL	MDYS/ FITCH	BENCH	YLD	PRICE	CPN
A1	158.000	0.32	1-7	7/14	12/15/14	P-1/F1+		0.230	100.00000	0.23
A2	222.000	1.01	7-17	5/15	6/17/16	Aaa/AAA	EDSF + 14	0.404	99.99631	0.40
A3	336.000	2.31	17-41	5/17	8/15/18	Aaa/AAA	iSWPS + 20	0.680	99.97929	0.67
A4	84.000	3.84	41-51	3/18	9/15/19	Aaa/AAA	iSWPS + 27	1.307	99.98706	1.30

BILL & DELIVER	: BofAML	BBG TICKER	: NAROT 13-C
REGISTRATION	: PUBLIC	EXPECTED RATINGS	: Moody’s/Fitch
EXPECTED SETTLE	: 12/11/13	FIRST PAY DATE	: 1/15/14
ERISA ELIGIBLE	: YES	PXG SPEED	: 1.3% ABS to Call
DENOMS	: $25k/$1k	PXG SPEED	: 1.3% ABS to Call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.